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                                                                EXHIBIT 2.(k)(2)

                                 ADDENDUM TO THE
                       TRANSFER AGENCY SERVICES AGREEMENT

     This Addendum (the "Addendum") effective SEPTEMBER 29, 2003 is made to the Transfer Agency Services Agreement dated June 17, 1992 (the "Agreement") by and between The Japan Equity Fund, Inc. (the "Fund") and PFPC Inc. ("PFPC").

     WHEREAS, in addition to the services provided by PFPC as set forth in the Agreement, the Fund desires to engage PFPC to provide certain subscription services on its behalf with respect to the Fund and PFPC desires to provide such services;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. PFPC hereby agrees to provide for the benefit of the Fund the following services:

 (a) Designating an operational team to carry out subscription agent duties, including document review and execution of legal agreement, review of subscription form and communication materials, project management, and on-going project updates and reporting

 (b) Calculating Rights to be distributed to each shareholder and printing shareholder information on the subscription form

 (c) Issuing and mailing subscription forms to registered shareholders

 (d) Tracking and reporting the number of exercises made, as required

 (e) Processing Rights received and exercised

 (f) Processing Sales and Transfers of rights as received

 (g) Deposit participant checks daily and forward all participant funds to the Fund at the end of the offering period

 (h) Providing receipt summation of checks received

 (i) Affixing legends to appropriate stock certificates, where applicable

 (j) Issuing and mailing stock certificates and/or checks

 (k) Interfacing with the Information Agent

 (l) Calculating, issuing and mailing of proration and/or over-subscription checks if applicable

 (m) Calculating, issuing and mailing of solicitation checks if applicable

 (n) The services to be provided in the Addendum are based upon the following assumptions:

                i. Document review and information known as of the day and year first written above;
                ii. Significant changes made in the terms or requirements of this transaction could require modification of the Addendum;
                iii.     Addendum must be executed prior to the initial mailing;

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                iv.      PFPC responsible for printing of materials (Rights
                         Card, Prospectus and ancillary documents);
                v. Material to be mailed to shareholders must be received no less than five (5) business days prior to the start of the mailing project.

 3. In consideration of the services provided by PFPC under this Addendum, the Fund agrees to compensate PFPC in accordance with the written schedule of fees as set forth in Schedule A - Fees annexed hereto and incorporated herein.

 4. The terms of this Addendum shall remain in effect until the completion of the Fund's rights offering described in this Addendum.

 5. This Addendum contains the entire understanding among the parties with respect to the transactions contemplated hereby and unless otherwise specifically modified hereby, the terms of the Agreement shall remain in full force and effect and shall apply hereto. To the extent that any provision of this Addendum modifies or is otherwise inconsistent with any provision of the prior agreements and related agreements, this Addendum shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized officers, as of the day and year first above written.


THE JAPAN EQUITY FUND, INC.                    PFPC INC.


By:                                            By:
      ------------------------------------         -----------------------------

Name:                                          Name:
      ------------------------------------          ----------------------------

Title:                                         Title:
      ------------------------------------           ---------------------------

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                                   Schedule A

                                      Fees


      $    15,000.00   Project Management Fee

      $         1.75   Per subscription form issued and mailed

      $         8.50   Per subscription form processed (registered and beneficial)

      $        12.50   Per defective subscription form received

      $        12.50   Per notice of guaranteed delivery received

      $         2.00   Per broker split certificate issued

      $         2.50   Per sale/transfer of rights (if applicable)

      $         4.50   Per invoice mailed (if applicable)

      $         1.75   Per refund check issued and mailed (if applicable)

      $         4.00   Per solicitation check processed and mailed (if applicable)

      $        12.50   Per withdrawal of subscription certificate (if applicable)

      $        50.00   Per wire (if applicable)

      $     2,000.00   New York window fee for Midnight expiration (if applicable)

      $     2,000.00   Per Pro-ration (if applicable)

      $     2,000.00   Per offer extension

      $     5,000.00   Minimum charge should the project be canceled for any reason prior to the mailing of the subscription form


                                ITEMS NOT COVERED

This fee schedule excludes the following:

- Out-of pocket expenses such as telephone line charges, overprinting, certificates, checks, postage, stationary, wire transfers, excess material disposal and other miscellaneous charges which will be billed as incurred and payable on a monthly basis;

- Any services associated with new duties, legislation or regulatory fiat that become effective after the date of the Addendum. Any such services will be provided on an appraisal basis;

-   Reasonable legal review fees if referred to outside counsel;

- Overtime charges assessed in the event of late delivery of material for mailings, unless the target mail date is rescheduled;

-   No interest shall accrue to the shareholder or the company.

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